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                     September 28, 2021

       William Harley, III
       Chief Executive Officer
       Greenrose Acquisition Corp.
       111 Broadway
       Amityville, NY 11701

                                                        Re: Greenrose
Acquisition Corp.
                                                            Proxy Statement on
Schedule 14A, as amended
                                                            Filed June 4, 2021
                                                            File No. 001-39217

       Dear Mr. Harley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Guy Molinari